Exhibit 10.1

SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT to the Amended and Restated Employment Agreement (the “Second Amendment”), is dated December 30, 2008 (the “Effective Date”), and is made by and between Helen of Troy Limited (the “Company”) and Gerald J. Rubin (“Executive”).

W I T N E S S E T H:

WHEREAS, the parties previously entered into that certain Amended and Restated Employment Agreement, between Helen of Troy Limited and Gerald J. Rubin, dated March 1, 1999 and amended pursuant that certain letter dated April 15, 2005 (the “Employment Agreement”);

WHEREAS, Section 11.5 of the Employment Agreement provides that the Employment Agreement may be amended by a written instrument executed by the Company and the Employee;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Section 457A of the Internal Revenue Code of 1986, as amended (“Section 457A”), imposes certain limitations and restrictions on the time at which certain types of compensation may be payable;

WHEREAS, all documents that may provide for the payment of compensation that may be subject to Section 409A or Section 457A must be brought into compliance with the requirements of Section 409A and Section 457A on or before December 31, 2008, or the service provider to whom such compensation is payable will be subjected to certain adverse tax consequences, including, but not limited to, having to pay an additional tax of at least 20% on such compensation; and

WHEREAS, the Company and the Employee have determined that it is advisable to amend the Employment Agreement in accordance with Section 457A and the final regulations promulgated under Section 409A to ensure that, to the extent subject to Section 409A or Section 457A, the Employment Agreement complies therewith and to avoid the imposition of any adverse tax consequences under Section 409A or Section 457A.

NOW, THEREFORE, the Employment Agreement shall be amended as of the Effective Date as set forth below.  Capitalized terms used in this Second Amendment but not otherwise defined in this Second Amendment shall have the meaning set forth in the Employment Agreement.

1.             Section 2.5 of the Employment Agreement shall be deleted and shall be replaced in its entirety with the following:

2.5           Election With Respect To Compensation.  By written notice to the Board or to the Committee given by Executive prior to the last day of any calendar year during the term hereof, Executive may, with respect to the calendar year or years during the term hereof next succeeding the calendar year in which such notice is given, elect thereby to defer payment to him of such portion of his Basic Compensation for such succeeding year or years as may be designated by Executive. Similarly, by written notice to the Board of Directors or to the Committee given by Executive prior to the last day of any fiscal year during the term hereof, Executive may, with respect to the fiscal year or years during the term hereof next succeeding the fiscal year in which such notice is given, elect thereby to defer payment to him of such portion of his incentive compensation for such succeeding fiscal year or years as may be designated by Executive which compensation has not at the date of giving such notice been fully earned by, or allocated to, Executive. Any amounts so deferred by Executive shall bear interest thereon (compounded annually at the end of each calendar year) from the date on which the deferred compensation is finally determined until paid at the published prime rate charged by Chase Bank of Texas, National Association, El Paso, Texas (determined with respect to each calendar year on the first business day of such Bank during such calendar year) and shall be credited to a separate bookkeeping account established and maintained on behalf of Executive by the Company hereinafter called the “Deferred Compensation Account”. Executive’s Deferred Compensation Account shall reflect his deferred compensation hereunder and the interest, earnings and losses attributable thereto. Notwithstanding the preceding, Executive may select one or more publicly traded mutual funds for the deemed investment of all or any portion (in ten percent increments) of his Deferred Compensation Account. Such selection, or any change thereof, shall be made by written notice to the Committee, with a copy to the chief financial officer of the Company, and shall be effective as of the first day of the next succeeding month. Any investment selection timely and properly made by Executive shall remain in effect until changed by Executive. Executive’s Deferred Compensation Account balance shall be paid to Executive or, in the event of his death, to his designated beneficiary, or if there is no such designation, to Executive’s wife, if she is then living, or if not, to his estate, in accordance with Executive’s election as to the time and form of payment made at the time of the deferral election by written notice to the Board of Directors or the Committee.  Any deferral election under this Section 2.5, including any election to change the time and form of payment previously elected, shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (the “Deferred Compensation Rules”). Executive’s right to his Deferred Compensation Account balance shall be nonforfeitable and termination of his employment with the Company for any reason whatsoever (including for Cause pursuant to Section 3.1(c)) or Executive’s failure to comply with the provisions of Section 5 shall not reduce his Deferred Compensation Account balance (as subsequently adjusted for interest, earnings and losses attributable thereto) or alter the method and the time for payment thereof or the persons to whom same shall be paid.

By written notice to Executive prior to the last day of any calendar year during the term hereof, Company may, with respect to the calendar year during the term hereof in which such notice is given, elect to defer payment to Executive of such portion of his Basic Compensation or incentive compensation as would, were it paid to Executive during the calendar year in which such notice is given, cause the total compensation paid to Executive during the calendar year to exceed the limits on compensation to Executive deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”). Any amount so deferred by Company shall bear interest from the date when it would otherwise have been payable until paid at the published prime rate charged by Chase Bank of Texas, National Association, El Paso, Texas, on the date such amount would otherwise have been payable. Executive’s right to the amounts so deferred shall be nonforfeitable as provided above in this Section with respect to his Deferred Compensation Account.  Any such deferred payment shall be made in a lump sum payment either (a) before the end of the first calendar year in which the Company reasonably anticipates that if payment is made during such year, the deduction of such payment would not be barred by Code Section 162(m) or (b) within 10 days following Executive’s “separation from service” (within the meaning of the Deferred Compensation Rules, a “Separation from Service”); provided, however, in the event Executive is a “specified employee” (within the meaning of the Deferred Compensation Rules, a “Specified Employee”) as of the date of his Separation from Service, such payment will be paid on the earlier to occur of the Executive’s death or the first day of the seventh month following Executive’s Separation from Service.

2.             References to “six months” in Sections 4.1(a)(i) and 4.1(b)(i) will be revised to refer to “two and one half months.”

3.             Section 4.1(b)(vi) of the Employment Agreement shall be deleted and shall be replaced in its entirety with the following:

(vi)          The Executive shall be entitled to continued participation in all employee benefit plans, programs or arrangements available to Company executives in which Executive was participating on the date of Executive’s Separation from Service until the end of the fiscal year in which Executive’s Separation from Service occurs.

4.             Section 4.1(d)(i) of the Employment Agreement shall be deleted and shall be replaced in its entirety with the following:

(i)            Payments, each in an amount equal to the monthly rate of Basic Compensation then being paid to Executive under this Agreement, which shall commence on the date of Executive’s Separation from Service and shall continue until the date this Agreement would have expired but for said occurrence (without regard to the second sentence of Section 1.3);

5.             Section 4.1(d)(ii) of the Employment Agreement shall be deleted and shall be replaced in its entirety with the following:

(ii)           Payments, payable annually within the 90 days following the close of each fiscal year of the Company that ends during the period determined for the payments made under clause (i) above, each in an amount equal to the highest annual incentive compensation and bonus award made to Executive with respect to the Company’s most recent three fiscal years ending prior to the date of Executive’s Separation from Service;

6.             Section 4.1(d)(vi) of the Employment Agreement shall be deleted and shall be replaced in its entirety with the following:

(vi)          Continued participation in all employee benefit plans, programs or arrangements available to Company executives in which Executive was participating on the date of Executive’s Separation from Service until the earlier of:

(A)          the date this Agreement would have expired but for the occurrence of the date of Executive’s Separation from Service, or

(B)           the date, or dates, he receives equivalent coverage and benefits under the plans, programs and arrangements of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

7.             New Sections 11.15 and 11..16 shall be added to the Employment Agreement to read as follows:

11.15       Timing of Payments and Compliance with Deferred Compensation Rules.

(a)           Anything herein to the contrary notwithstanding, any reimbursements, in-kind benefits or tax gross-up payments provided hereunder shall be paid or provided in accordance with the requirements of Treasury Regulation §§ 1.409A-3(i)(1)(iv) and (v).

(b)           Anything herein to the contrary notwithstanding, in the event Executive is a Specified Employee as of the date of his Separation from Service, the amounts otherwise payable pursuant to Sections 4.1(d)(i) and (ii) during the six month period following Executive’s Separation from Service will be paid in a single lump sum payment on the earlier to occur of the Executive’s death or the first day of the seventh month following Executive’s Separation from Service.

(c)           Anything herein to the contrary notwithstanding, in the event Executive is a Specified Employee as of the date of his Separation from Service, premiums payable with respect to any benefits made available pursuant to Sections 4.1(b)(v), (b)(vi), (c)(ii), (d)(v) and (d)(vi) as applicable, will be paid by the Executive during the six month period following Executive’s Separation from Service and will be reimbursed by the Company in a single lump sum payment on the earlier to occur of the Executive’s death or the first day of the seventh month following Executive’s Separation from Service.

(d)           The terms “terminate,” “termination,” “termination of employment,” and similar terms used herein are intended to mean a termination of employment that constitutes a Separation from Service.

(e)           Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

(f)            For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(g)           The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto.

11.16       Compliance with Code Section 457A.

Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply from and after January 1, 2009:

(a)           This Agreement and the benefits provided hereunder are intended to comply, to the extent applicable thereto, with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder and with Code Section 457A and the Treasury Regulations and other guidance promulgated or issued thereunder, and the provisions of this Agreement shall be interpreted and construed consistent with this intent.  If the Executive or the Company believes, at any time, that any such benefit or right does not so comply with Code Section 457A, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 457A (with the most limited possible economic effect on the Executive and on the Company).

(b)           “Ineligible Compensation” means compensation relating to services performed for the benefit or on behalf of the Company as determined by HoT-Nevada in its sole discretion regardless of whether the cost of such compensation is actually borne by the Company.  To the extent the Executive performs such services for the Company, as well as for HoT-Nevada, and any subsidiary or affiliate of the Company, the determination of what portion of such compensation shall be considered Ineligible Compensation shall also be made by HoT-Nevada in its sole discretion.

(c)           If and to the extent required by Code Section 457A, and subject to Code Section 409A:

(i)            Any Ineligible Compensation which is attributable to services performed for the Company after December 31, 2008, as adjusted for any earnings and losses attributable thereto, shall be paid to the Executive no later than the last day of the twelfth month after the end of the taxable year of the Company during which the right to the payment of such Ineligible Compensation is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 457A.

(ii)           In the case of any deferred amount of Ineligible Compensation which is attributable to services performed for the Company before January 1, 2009, to the extent such deferred amount is not includible in the Executive’s gross income in a taxable year beginning before 2018, such deferred amount, as adjusted for any earnings and losses attributable thereto, shall be paid to the Executive in the later of (1) the last taxable year beginning before 2018, or (2) the taxable year in which there is no “substantial risk of forfeiture” of the Executive’s rights to such Ineligible Compensation, within the meaning of Code Section 457A.

NOW, THEREFORE, be it further provided that, except as set forth above, the Agreement shall continue to read in its current state.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Second Amendment effective as of the Effective Date above.

HELEN OF TROY LIMITED
a Bermuda company

By:	/s/ Gary B. Abromovitz
Name:	Gary B. Abromovitz
Its:	Deputy Chairman of the Board
Chair, Compensation Committee

EXECUTIVE

By:	/s/ Gerald J. Rubin
Gerald J. Rubin